March 2008 Pricing Sheet dated March 12, 2008 relating to Preliminary Terms No. 551 dated March 4, 2008 Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

Senior Floating Rate Notes due 2028
CMS Curve Linked Accrual Notes
PRICING TERMS – MARCH 12, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,841,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 12, 2008
Original issue date:	March 14, 2008
Maturity date:	March 14, 2028
Interest accrual date:	March 14, 2008
Reference index:
30CMS less 2CMS.
“30CMS” is the 30-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time; and
“2CMS” is the 2-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time;

Strike:	0.00%
Interest:
Original issue date to but excluding March 14, 2011:   8.25% per annum
March 14, 2011 to but excluding the maturity date (the “Floating Interest Rate Period”):
8.25% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the reference index level is equal to or greater than the strike; and
“ACT” = the total number of calendar days in the applicable interest payment period.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each March 14, June 14, September 14 and December 14, beginning June 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	Actual / Actual
Principal Protection:	100%
Redemption:
Beginning March 14, 2011, we have the right to redeem all of these notes on any interest payment date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least five (5) business days before the redemption date specified in the notice.

Redemption dates:	March 14, 2011, and on each interest payment date thereafter.
Rate Cut-off:
Floating interest rate period:   The reference index for a particular interest payment period will be set five U.S. government securities business days prior to the related interest payment date using the reference index level on such fifth U.S. government securities business day and will remain in effect until the related interest payment date.

Specified currency:	U.S. dollars
CUSIP:	61745EVD0
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent: Morgan Stanley & Co. Incorporated	Calculation agent: Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	2.50%	97.50%
Total	$10,841,000	$271,025	$10,569,975
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 551 dated March 4, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007                  Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.